EXHIBIT 99.1

Company Contact:
Michael Pearce
President and CEO
(800) 793-2145 ext. 7407
mpearce@pernixtx.com

PERNIX THERAPEUTICS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Pernix Completes Sale of Non-Core Generic Assets to Breckenridge; Term Loan Retired

Dr. Cocoa OTC Rights Licensed to Infirst

Revenue Increases to $18.3 Million

Expense Reduction Program in Force

Revises Full Year 2013 Revenue Guidance

HOUSTON, Texas, November 12, 2013 – Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) (NASDAQ MKT: PTX), a specialty pharmaceutical company, today announced financial results for the quarter and year-to-date period ended September 30, 2013.

During the quarter, the Company completed its previously announced agreement to sell certain generic assets owned by its subsidiary, Cypress Pharmaceuticals, to Breckenridge Pharmaceutical, Inc. for $29.7 million.  Under the terms of the agreement, Breckenridge paid Pernix approximately $20 million at closing and $9.7 million which is to be paid in two equal installments over the next two years on the anniversary date of the closing. The Company used a portion of the proceeds to pay the balance outstanding under its term loan with MidCap Financial of $7.7 million

Effective August 30, 2013, Pernix licensed rights to the Dr. Cocoa OTC cough product candidate in the United States and Canada to Infirst Healthcare in exchange for a net sales royalty and an opportunity for its subsidiary, Pernix Manufacturing, to supply specified products to Infirst.

Michael Pearce, Chairman and CEO, said, “Q3 was a transitional quarter for Pernix. We bolstered the balance sheet as a result of the Breckenridge non-core asset sale and simplified our business model. We are excited about the prospects for Dr. Cocoa under the auspices of Infirst CEO Manfred Scheske, formerly the president of consumer health for Glaxo Smith Kline, and backed by investment giant Invesco.” Regarding Pernix financial performance, Pearce added, “We made important progress on expense reduction. Sequentially, SG&A in Q3 decreased significantly from Q2 and there will be more gains to come. Revenue performance was not satisfactory and is being addressed organizationally and from a product perspective.”

Financial Results

For the third quarter 2013, net sales increased by approximately 1% to $18.3 million, compared to $18.1 million for the same period in the prior year. The Company experienced growth in net revenues due to sales revenues of branded and generic products that the Company acquired from Cypress Hawthorn and the Silenor product acquired in the merger with Somaxon.  The increase from the acquired products was offset by a decrease in the Company’s legacy portfolio of products which was due in part to the discontinuation of certain brand and generic cough and cold products that had been recalled and of certain generic products as a result of related litigation settlement terms.  As it relates to revenue contribution, 50% of our revenue was from generic product sales and 50% was from brand product sales.

The net loss for the third quarter of 2013 was approximately $6.0 million, or $0.16 per basic and diluted share, compared to net loss of $0.3 million, or $0.01 per basic and diluted share, for the third quarter of 2012.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) was a loss of $2.0 million for the third quarter of 2013, compared to adjusted EBITDA of $1.2 million for the third quarter of 2012.  See the table at the end of this press release for a reconciliation of net income to EBITDA.

Selling, general and administrative (SG&A) expenses in the third quarter of 2013 were approximately $11.7 million, compared to $9.8 million for the third quarter of 2012.  Approximately $1.6 million of the increase relates to an increase in overall compensation expense that was primarily attributable to the addition of Cypress Hawthorn employees, effective January 1, 2013, partially offset by decreases resulting from the reorganization of the consolidated company and the elimination and consolidation of certain management level and staff positions as part of our expense reduction program.  The remaining increase was primarily due to the incremental increase of the facility and overhead operating expenses from the acquisitions of Cypress Hawthorn and Somaxon subsequent to September 30, 2012, offset by certain synergistic savings in the operations of the consolidated business.   In addition, during the three months ended September 30, 2013, we incurred deal expenses of approximately $0.6 million related to the sale of certain Cypress assets to Breckenridge in September 2013.

Depreciation and amortization expense was $2.7 million for the third quarter of 2013, compared to $0.9 million for the third quarter of 2012.  The Company recognized an income tax benefit of $2.7 million for the third quarter of 2013, compared to an income tax benefit of $0.4 million in the third quarter of 2012.

For the nine months ended September 30, 2013, net revenues increased by approximately 41% to $60.9 million, compared to $43.1 million for the prior year period.  The increase in net revenues was due primarily to sales of Cypress Hawthorn products acquired offset by reduced revenue resulting from discontinued products in the Pernix legacy portfolio.

The net loss for the nine months ended September 30, 2013 was approximately $20.1 million, or $0.55 per basic and diluted share, compared to net loss of approximately $0.01 million, or $0.00 per basic and diluted share, for the prior year period.

Adjusted EBITDA was a loss of $7.3 million for the nine months ended September 30, 2013, compared to adjusted EBITDA of $4.9 million for the prior year period.  See the table at the end of this press release for a reconciliation of net income to EBITDA.

SG&A expenses in the nine months ended September 30, 2013 were approximately $39.0 million, compared to $24.3 million for the prior year period.  Approximately $7.9 million of the increase relates to an increase in overall compensation primarily due to the addition of Cypress employees effective January 1, 2013, and the addition of Pernix Manufacturing employees in July 2012, offset by decreases resulting from the reorganization of the consolidated company and the elimination and consolidation of certain management level and staff positions as part of our expense reduction program. The remaining increase was primarily due to the incremental increase of expenses from the acquisitions of Cypress Hawthorn, Somaxon and the manufacturing facility subsequent to September 30, 2012.  In addition, we incurred approximately $1.1 million in transaction expenses related to the acquisitions of Cypress Hawthorn and Somaxon and to the sale of certain Cypress assets in September 2013, approximately $0.7 million in increased expenses related to our OTC division and approximately $1.2 million in increased legal fees from product related litigation that has now been settled.

Depreciation and amortization expense was $7.5 million for the nine months ended September 30, 2013, compared to $2.3 million for the prior year period.  The Company recognized an income tax benefit of $8.1 million for the nine months ended September 30, 2013, compared to an income tax benefit of approximately $0.2 million in the prior year period.

Expense Reduction Program

SG&A expenses during the three months ended September 30, 2013 were $11.7 million, adjusted to $11.2 million when excluding approximately $0.6 million of one-time expenses related to the Breckenridge transaction, compared to SG&A expenses during the three months ended June 30, 2013 of $13.1 million, equating to a sequential period reduction of approximately $2.0 million.

The Company has also implemented net personnel reductions which will generate additional annualized savings of approximately $2.0 million as separation costs abate at the conclusion of 2013.

As part of a continuing review of operations, the Company believes that significant expense reduction opportunities will be realized in areas of manufacturing, logistics, distribution, supply chain, sales process and corporate overhead during the balance of 2013 and the quarter ending March 31, 2014.

Financial Position and Guidance

As of September 30, 2013, the Company had $9.7 million of cash and cash equivalents.  The Company revises its previously announced net revenue guidance for the full year 2013 to $80.0 million, from the previous range of $90.0 to $100.0 million. Net revenue for the three months ending December 31, 2013 is anticipated to be approximately $22.0 million. The adjusted revenue guidance is a reflection of year to date results and other factors, including a recent modification of the Company’s agreement with ParaPRO, which will likely lead to a $2.0 million reduction in net revenue recognized from the sale of Natroba and authorized generic spinosad head lice products sold during the three month period ending December 31, 2013, but which are anticipated to have minimal negative impact on gross profit contribution. Finally, the recently announced Omeclamox co-promotion agreement between the Company and Cumberland Pharmaceuticals, while cash positive, is anticipated to negatively impact net revenues during the three month period ending December 31, 2013 in the amount of approximately $1.5 million.

Conference Call Information

Management will host a conference call today at 9:00 a.m. EST to discuss its financial results for the third quarter and nine months ended September 30, 2013. The conference call will feature remarks from Michael Pearce, Chairman and Chief Executive Officer, and Tracy Clifford, Principal Accounting Officer. To participate in the live conference call, please dial (877) 312-8783 (domestic) or (408) 940-3874 (international), and provide conference ID code 75172136.  A live webcast of the call will also be available on the investor relations section of the Company’s website, www.pernixtx.com. Please allow extra time prior to the webcast to register and download and install any necessary audio software.

A replay of the call will be available through November 19, 2013. To access the replay, please dial (855) 859-2056 (domestic) and (404) 537-3406 (international), and provide conference ID code 75172136. An online archive of the webcast will be available on the Company's website for 30 days following the call.

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About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded, generic and OTC pharmaceutical products. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under a co-promotion agreement with ParaPRO, LLC, and ZUTRIPRO® for the treatment of cough and cold. The Company’s branded products for gastroenterology include OMECLAMOX-PAK®, which is now being co-promoted with Cumberland Pharmaceuticals, a 10-day treatment for H. pylori infection and duodenal ulcer disease, and REZYST™, a probiotic blend to promote dietary management. The Company also markets the branded product, SILENOR, for the treatment of insomnia.  The Company promotes its branded pediatric and gastroenterology products through its sales force. Pernix markets its generic products through its wholly-owned subsidiaries, Cypress Pharmaceutical and Macoven Pharmaceuticals. The Company’s wholly-owned subsidiary, Pernix Manufacturing, LLC, manufactures and packages products for the pharmaceutical industry in a wide range of dosage forms.  Founded in 1996, the Company is based in Houston, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as amortization expense and certain other expense and revenue items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements.  Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in this press release, the Company’s Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are qualified by these risk factors. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

PERNIX THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$9,690,898	$23,022,821
Accounts receivable, net	23,336,704	36,647,087
Inventory, net	16,517,332	22,014,405
Prepaid expenses and other current assets	6,694,481	3,888,117
Note Receivable	4,711,700	─
Prepaid income taxes	847,382	2,024,411
Deferred income taxes	6,156,000	8,118,500
Total current assets	67,954,497	95,715,341
Property and equipment, net	7,249,810	6,946,944
Other assets:
Investments	─	5,710,526
Goodwill	53,825,276	37,160,911
Intangible assets, net	100,312,371	104,054,431
Note Receivable	4,483,500	─
Other long-term assets	1,226,329	1,858,534
Total assets	$235,051,783	$251,446,687
LIABILITIES
Current liabilities:
Accounts payable	$7,089,259	$5,045,488
Accrued personnel expenses	3,419,925	2,881,967
Accrued allowances	29,196,317	30,054,551
Other accrued expenses	5,063,980	5,548,084
Put option and contingent consideration – Cypress acquisition	15,649,369	6,562,169
Other liabilities	1,300,793	1,568,495
Debt	13,883,224	2,286,513
Total current liabilities	75,602,867	53,947,267
Long-term liabilities
Put option and contingent consideration – Cypress acquisition	4,494,800	7,765,511
Other liabilities	3,103,406	─
Debt	1,345,554	41,349,563
Deferred income taxes	34,918,000	35,535,500
Total liabilities	119,464,627	138,597,841

Commitments and contingencies

Temporary Equity
Common stock subject to repurchase (3,565,692 and 4,427,084 shares as of September 30, 2013 and December 31, 2012, respectively)	27,634,113	34,309,901

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 90,000,000 shares authorized, 39,903,469 and 34,994,828 issued and 37,783,578 and 34,030,351 outstanding at September 30, 2013 and December 31, 2012, respectively)	335,549	296,033
Treasury stock, at cost (2,119,891 and 2,072,810 shares held at September 30, 2013 and December 31, 2012, respectively)	(3,980,629)	(3,772,410)
Additional paid-in capital	91,229,563	58,606,942
Retained earnings	368,560	20,433,262
Accumulated other comprehensive income	─	2,975,118
Total equity	87,953,043	78,538,945

Total liabilities and stockholders’ equity	$235,051,783	$251,446,687

PERNIX THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net revenues	$18,295,130	$18,134,158	$60,946,404	$43,115,517
Costs and operating expenses:
Cost of product sales	9,571,818	7,759,761	33,811,615	15,861,461
Selling, general and administrative expenses	11,739,675	9,837,217	38,960,310	24,302,513
Research and development expense	633,419	332,971	3,632,719	511,694
Loss from the operations of the joint venture with SEEK	─	─	─	240,195
Depreciation and amortization expense	2,672,291	885,982	7,466,991	2,320,589
(Gain) loss on sale of assets	(3,601)	─	1,279	─
Total costs and operating expenses	24,613,602	18,815,931	83,872,914	42,236,452

Loss from operations	(6,318,472)	(681,773)	(22,926,510)	(120,935)

Other income (expense):
Change in fair value of put right	(2,145,700)	─	(6,116,489)	─
Change in fair value of contingent consideration	522,000	─	805,000	─
Interest expense, net	(782,782)	7,431	(3,491,966)	(59,976)
Gain on sale of investment	─	─	3,605,263	─
Total other (loss) income, net	(2,406,482)	7,431	(5,198,192)	(59,976)

Loss before income taxes	(8,724,954)	(674,342)	(28,124,702)	(180,911)

Income tax (benefit) provision	(2,676,000)	(404,000)	(8,060,000)	(170,000)

Net Loss	$(6,048,954)	$(270,342)	$(20,064 ,702)	$(10,911)

Reclassification adjustment for net realized gain included in net income (loss), net of income tax	─	808,374	(2,975,118)	2,286,874

Comprehensive (Loss) income	$(6,048,954)	$538,032	$(23,039,820)	$2,275,963

Net Loss per share, basic	$(0.16)	$(0.01)	$(0.55)	$ ─
Net Loss per share, diluted	$(0.16)	$(0.01)	$(0.55)	$ ─
Weighted-average common shares, basic	37,120,890	29,069,119	36,204,340	27,765,275
Weighted-average common shares, diluted	37,120,890	29,069,119	36,204,340	27,765,275

Supplemental Financial Information

The following table presents a reconciliation of Pernix’s net income to adjusted EBITDA.  The Company defines EBITDA as net income plus interest, income tax expense, depreciation and amortization and presents these measures to assist investors in evaluating Pernix’s operating performance and comparing the Company’s results with those of other companies.  Adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

PERNIX THERAPEUTICS HOLDINGS, INC.
EBITDA Reconciliation Table

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net (loss) income	$(6,048,954)	$(270,342)	$(20,064,702)	$(10,911)
Amortization & depreciation	2,672,291	885,982	7,466,991	2,320,589
Net interest	782,782	(7,431)	3,491,966	59,976
Taxes	(2,676,000)	(404,000)	(8,060,000)	(170,000)
EBITDA	$(5,269,881)	$(204,209)	$(17,165,745)	$2,199,654

Deal expenses	576,371	186,502	1,103,712	224,131
Stock compensation	491,418	678,149	1,516,253	1,901,568
Stock compensation – ParaPRO	131,234	163,520	426,030	540,252
Increase in basis of acquired inventory included in COGS	412,368	─	5,123,068	─
Increase in value of put right	2,145,700	─	6,116,489	─
Change in fair value of contingent consideration	(522,000)	─	(805,000)	─
Gain on sale of investment	─	─	(3,605,263)	─
Adjusted EBITDA	$(2,034,790)	$1,232,380	$(7,290,456)	$4,865,605